Exhibit 99.1
AMERICOLD REALTY TRUST ANNOUNCES FOURTH QUARTER AND FULL YEAR 2017 RESULTS

- Global Warehouse Segment Revenue Grows 6.0% Year-Over-Year -
- Completed Initial Public Offering -
- Declared First Quarter 2018 Dividend -

Atlanta, GA, March 28, 2018 - Americold Realty Trust (NYSE: COLD) (the "Company"), the world’s largest owner and operator of temperature-controlled warehouses, today announced financial and operating results for the quarter and year ended December 31, 2017. The Company completed its initial public offering on January 23, 2018 and the results detailed below reflect the pre-IPO entity, except where noted.

“We are extremely pleased with our full year 2017 results, which showed strong year over year growth including Global Warehouse segment revenue and segment contribution (NOI) increasing 6.0% and 10.9%, respectively. With the successful completion of our initial public offering in January 2018, we are now the first publicly traded owner-operator dedicated to temperature-controlled infrastructure. Our portfolio of mission critical assets, focused management, and customer-centric operating platform provide a meaningful competitive advantage as we focus on creating long-term shareholder value through the execution of our internal and external growth strategy,” stated Fred Boehler, President and Chief Executive Officer of Americold Realty Trust.

Full Year Highlights

•	Total revenue increased 3.6% to $1.54 billion of which Global Warehouse segment revenue grew 6.0% to $1.15 billion, both over prior year

•	Total contribution (NOI) increased 8.2% to $374.1 million; of which Global Warehouse segment contribution (NOI) was up 10.9% to $348.3 million, both over prior year

•	Net loss of $0.6 million compared to net income of $4.9 million for the prior year

•	Core EBITDA of $287.1 million, a 9.9% increase over prior year

•	Adjusted Funds from Operations (“AFFO”) of $94.6 million, a 33.0% increase over prior year

•	Global Warehouse segment same store revenue grew 6.1% to $1.12 billion, with segment contribution (NOI) improving 9.8% to $346.9 million, both over prior year

•	Same store occupancy for the Global Warehouse segment expanded 110 basis points, over prior year to 78.3%

•
Opened a new 6.8 million refrigerated cubic foot facility in Clearfield, Utah, and commenced construction on two development projects, a 5.2 million refrigerated cubic foot facility in Middleboro, MA and a 15.7 million refrigerated cubic foot automated high-rise expansion of an existing facility in suburban Chicago

Highlights Subsequent to Year End

•	Completed initial public offering (“IPO”) in January 2018, generating net proceeds of $494 million to the Company through the issuance of 33.4 million common shares of beneficial interest

•	Closed new $925 million senior secured credit facility

•
Declared a pro-rata dividend of $0.13958 per common share payable on April 16, 2018 to shareholders of record on March 30, 2018, representing a full quarterly dividend of $0.1875 per share, which equates to $0.75 per share on an annual basis

Fourth Quarter and Full Year 2017 Financial Results
Total revenue for the fourth quarter 2017 was $401.7 million, a 1.8% increase from the same quarter of the prior year. For the full-year 2017, total revenue grew to $1.54 billion, an increase of 3.6% to 2016.

For the fourth quarter of 2017, the Company reported net income of $8.0 million, compared to net income of $12.4 million, for the same quarter of the prior year. For the full year 2017, the Company reported a net loss of $0.6 million, compared to net income of $4.9 million, for the prior year.

Total contribution (NOI) for the fourth quarter 2017 was $100.4 million, compared to total contribution (NOI) of $101.0 million for the same quarter of the prior year. The Company's fourth quarter 2016 revenues and contribution (NOI) were favorably impacted by the timing of revenue recognition associated with certain annual customer contractual volume commitments totaling approximately $5 million. Excluding this impact, total contribution (NOI) improved $4.4 million, or 4.4% for the same quarter of the prior year. For the full year 2017, total contribution (NOI) was $374.1 million, an 8.2 % increase over 2016.

Core EBITDA was $78.7 million for the fourth quarter of 2017, compared to $82.0 million for the same quarter of the prior year. Fourth quarter 2016 Core EBITDA benefited from the same volume commitment revenue related items mentioned above, and approximately $2.0 million of other income related to business interruption insurance proceeds. Excluding these favorable items recorded in the fourth quarter of 2016, Core EBITDA improved $3.7 million, or 4.9% from the same quarter of the prior year. For the full year 2017, Core EBITDA grew to $287.1 million, a 9.9% increase over 2016.

For the fourth quarter of 2017, Core Funds from Operations (“Core FFO”) was $32.7 million, compared to $31.5 million for same quarter of the prior year. For the full year 2017, Core FFO was $106.1 million, compared to $69.2 million for the prior year.

For the fourth quarter of 2017, AFFO was $24.0 million, compared to $28.3 million for same quarter of the prior year. For the full year 2017, AFFO was $94.6 million, compared to $71.1 million for the prior year. AFFO excludes certain expenses and income items that do not represent core expenses and income streams and the full definition and reconciliation can be found in the Company’s supplemental financial information.

Fourth Quarter and Full Year 2017 Global Warehouse Segment Results
For full year 2017, the Global Warehouse segment were $1.15 billion, a 6.0% increase over 2016. Segment contribution (NOI) was $348.3 million, or 30.4% of segment revenue for full year 2017, compared to $314.0 million, or 29.1% of revenue, for the prior year. This represents 10.9% improvement in segment profitability over 2016 and an expansion of 130 basis points in segment margin year-over-year.

For the fourth quarter of 2017, the Global Warehouse segment reported revenue of $297.6 million, a 2.3% increase over the fourth quarter of 2016. Segment contribution (NOI) was $93.9 million, or 31.6% of segment revenue for the fourth quarter, compared to $92.2 million, or 31.7% of revenue, for the same quarter of the prior year. This represents a 1.9% improvement in segment contribution (NOI) over the fourth quarter of 2016. Normalizing for the portion of the revenue recognition associated with certain annual customer contractual volume commitments associated with our global warehouse segment, approximately $4.0 million, the year over year improvement in revenue and contribution (NOI) would have been 3.7% and 6.4%, respectively. Additionally, normalized contribution (NOI) margin would have expanded 100 basis points to 31.7% from 30.7%.

The Company ended 2017 with 146 total facilities in its Global Warehouse segment portfolio. Of the 146 total facilities, 139 meet the Company’s definition of facilities with at least 24 months of consecutive "normalized operations" and are reported as "same store". The remaining seven facilities are in various stages of operations and are classified as "non-same store".

The tables below summarize the fourth quarter and full year 2017 Global Warehouse full segment and same store metrics compared to the same period a year ago:

Global Warehouse - Total	Three Months Ended December 31,		Change	Year Ended December 31,		Change
Dollars in thousands	2017	2016		2017	2016
Global Warehouse revenues:
Rent and storage	$131,695	$128,664	2.4%	$501,604	$476,800	5.2%
Warehouse services	165,903	162,330	2.2%	644,058	604,067	6.6%
Total Warehouse revenues	297,598	290,994	2.3%	1,145,662	1,080,867	6.0%
Global Warehouse contribution (NOI)	$93,930	$92,175	1.9%	$348,328	$314,045	10.9%
Global Warehouse margin	31.6%	31.7%	-10 bps	30.4%	29.1%	130 bps

Units in thousands except per pallet data
Global Warehouse rent and storage:
Occupancy
Average occupied pallets	2,625	2,595	1.2%	2,509	2,470	1.6%
Average physical pallet positions	3,232	3,213	0.6%	3,216	3,231	(0.5)%
Occupancy percentage	81.2%	80.8%	40 bps	78.0%	76.4%	160 bps
Same store rent and storage revenues per occupied pallet	$50.16	$49.58	1.2%	$199.96	$193.04	3.6%
Global Warehouse services:
Throughput pallets	6,951	7,018	(1.0)%	27,626	27,123	1.9%
Same store warehouse services revenues per throughput pallet	$23.87	$23.13	3.2%	23.31	22.27	4.7%

Global Warehouse - Same Store	Three Months Ended December 31,		Change	Year Ended December 31,		Change
Dollars in thousands	2017	2016		2017	2016
Global Warehouse same store revenues:
Rent and storage	$128,825	$126,323	2.0%	$491,174	$465,528	5.5%
Warehouse services	162,633	159,556	1.9%	631,287	591,994	6.6%
Total same store revenues	291,458	285,879	2.0%	1,122,461	1,057,522	6.1%
Global Warehouse same store contribution (NOI)	$93,234	$92,278	1.0%	$346,879	$315,809	9.8%
Global Warehouse same store margin	32.0%	32.3%	-30 bps	30.9%	29.9%	100 bps

Units in thousands except per pallet data
Global Warehouse same store rent and storage:
Occupancy
Average occupied pallets	2,559	2,556	0.1%	2,447	2,414	1.4%
Average physical pallet positions	3,128	3,126	0.1%	3,124	3,125	—%
Occupancy percentage	81.8%	81.8%	0 bps	78.3%	77.2%	110 bps
Same store rent and storage revenues per occupied pallet	$50.34	$49.41	1.9%	$200.75	$192.87	4.1%
Global Warehouse same store services:
Throughput pallets	6,799	6,895	(1.4)%	27,038	26,562	1.8%
Same store warehouse services revenues per throughput pallet	$23.92	$23.14	3.4%	$23.34	$22.29	4.7%

Fixed Commitment Rent and Storage Revenue
At the end of 2017, annualized committed rent and storage revenue was $196.4 million, which represented 39.2% of our total Warehouse segment rent and storage revenue for the twelve months ended December 31, 2017.

Real Estate Portfolio
During the first quarter of 2017, the Company acquired a 9.6 million refrigerated cubic foot facility in San Antonio, TX which is fully leased to one customer under a long-term triple net lease. During the fourth quarter of 2017 the Company completed the construction of and began operations in its 6.8 million refrigerated cubic foot facility in Clearfield, UT.

During the third quarter of 2017, the Company commenced construction on a new 5.2 million refrigerated cubic foot facility based in Middleboro, MA and began construction of the 15.7 million refrigerated cubic foot high-rise expansion of one its suburban Chicago facilities, located in Rochelle, IL, which will incorporate state-of-art automation capabilities. These facilities are expected to be completed in the third and fourth quarter of 2018, respectively.

Total capital spend on these acquisitions and growth projects totaled $93.8 million for the full year 2017.

During 2017, the Company sold three facilities, two of which were idle. The two idle facilities were Norfolk, VA and West Point, MS. The third facility, Gloucester East Main, MA, maintained operations through its sale in the fourth quarter. During the third quarter, the Company exited a facility that it had leased in New Zealand.

Capital and Balance Sheet Activity
Subsequent to year-end, in January 2018, the Company completed its IPO and issued 33.4 million common shares of beneficial interest at $16.00 per share, including the full exercise of the underwriters’ option to purchase additional shares, raising aggregate net proceeds to the Company of approximately $494 million after deducting the underwriting discount and offering expenses.

In connection with the IPO, the Company closed on its new $925 million senior secured credit facility, consisting of a five-year, $525 million senior secured term loan A facility and a three-year, $400 million senior secured revolving credit facility. The credit facility has a $400 million accordion option, bringing total potential capacity to $1.325 billion. Borrowings under the entire facility bore interest at a floating rate of one-month LIBOR plus 250 basis points at origination. The spread varies between 235 and 300 basis points based on a leverage grid.

In the first quarter 2018, the Company utilized a portion of the net proceeds from the IPO, together with proceeds from the new senior secured facilities to repay $807 million outstanding under the Company’s senior secured Term Loan B facility and revolving credit facility. The Company also repaid $20.5 million of construction loan debt and canceled the commitment for future funding on those loans. In February 2018, the Company repaid $50 million on its outstanding senior term loan A facility, at which point the Company’s lender group increased its aggregate revolving credit commitments on the Company’s existing $400 million senior revolving credit facility by $50 million to $450 million.

At March 23, 2018, the Company had total liquidity of $609 million, including cash and capacity on the Company’s revolving credit facility. The Company had total debt outstanding of approximately $1.57 billion, with a weighted average effective interest rate of 5.52% and a weighted average remaining term of 4.4 years. The Company has no material debt maturities during the remainder of 2018 and 2019.

Dividend
On March 15, 2018, the Company’s Board of Trustees declared a pro-rata dividend of $0.13958 per common share for the first quarter of 2018, payable on April 16, 2018 to shareholders of record on March 30, 2018, representing $0.1875 per share for a full quarter.

Investor Webcast and Conference Call
The Company will hold a webcast and conference call on Wednesday, March 28, 2018 at 5:00 p.m. Eastern Time to discuss fourth quarter and full year 2017 results. A live webcast of the call will be available via the Investors section of Americold Realty Trust's website at www.americold.com. To listen to the live webcast, please go to the site at least five minutes prior to the scheduled start time in order to register, download and install any necessary audio software. Shortly after the call, a replay of the webcast will be available for 90 days on the Company’s website.

The conference call can also be accessed by dialing 1-877-407-4018 or 1-201-689-8471. The telephone replay can be accessed by dialing 1-844-512-2921 or 1-412-317-6671 and providing the conference ID# 13677103. The telephone replay will be available starting shortly after the call until April 11, 2018.

The Company’s supplemental package will be available prior to the conference call in the Investor Relations section of the Company’s website at http://ir.americold.com.

About the Company
Americold is the world’s largest owner and operator of temperature-controlled warehouses. Based in Atlanta, Georgia, Americold owns and operates 158 temperature-controlled warehouses, with approximately 934 million cubic feet of storage, in the United States, Australia, New Zealand, Canada, and Argentina. Americold’s facilities are an integral component of the supply chain connecting food producers, processors, distributors and retailers to consumers. Americold serves over 2,600 customers and employs approximately 11,000 associates worldwide.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures, including FFO, core FFO, AFFO, EBITDA and Core EBITDA and same store segment revenue and contribution. A reconciliation from U.S. GAAP net income available to common stockholders to FFO, a reconciliation from FFO to core FFO and AFFO, and definitions of FFO, and core FFO are included within the supplemental. A reconciliation from U.S. GAAP net income available to common stockholders to EBITDA, Core EBITDA, a definition of Core EBITDA and definitions of net debt to Core EBITDA are included within the supplemental.

Forward-Looking Statements
This document contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of our future financial and operating performance and growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements, and you should not place undue reliance on such statements. Factors that could contribute to these differences include adverse economic or real estate developments in our geographic markets or the temperature-controlled warehouse industry; general economic conditions; risks associated with the ownership of real estate and temperature-controlled warehouses in particular; defaults or non-renewals of contracts with customers; potential bankruptcy or insolvency of our customers; uncertainty of revenues, given the nature of our customer contracts; increased interest rates and operating costs; our failure to obtain necessary outside financing; risks related to, or restrictions contained in, our debt financing; decreased storage rates or increased vacancy rates; difficulties in identifying properties to be acquired and completing acquisitions; risks related to expansions of existing properties and developments of new properties, including failure to meet budgeted or stabilized returns in respect thereof; acquisition risks, including the failure of such acquisitions to perform in accordance with projections; difficulties in expanding our operations into new markets, including international markets; our failure to maintain our status as a REIT; uncertainties and risks related to natural disasters and global climate change; possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently or previously owned by us; financial market fluctuations; actions by our competitors and their increasing ability to compete with us; labor and power costs; changes in real estate and zoning laws and increases in real property tax rates; the competitive environment in which we operate; our relationship with our employees, including the occurrence of any work stoppages or any disputes under our collective bargaining agreements; liabilities as a result of our participation in multi-employer pension plans; the cost and time requirements as a result of our operation as a publicly traded REIT; the concentration of ownership by Yucaipa, the GS Entities and the Fortress Entity; changes in foreign currency exchange rates; and the impact of anti-takeover provisions in our constituent documents and under Maryland law, which could make an acquisition of us more difficult, limit attempts by our shareholders to replace our trustees and affect the price of our common shares.
Words such as “anticipates,” “believes,” “continues,” “estimates,” “expects,” “goal,” “objectives,” “intends,” “may,” “opportunity,” “plans,” “potential,” “near-term,” “long-term,” “projections,” “assumptions,” “projects,” “guidance,” “forecasts,” “outlook,” “target,” “trends,” “should,” “could,” “would,” “will” and similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements included in this documents include, among others, statements about our expected expansion and development pipeline and our targeted return on invested capital on expansion and development opportunities. We qualify any forward-looking statements entirely by these cautionary factors. Other risks, uncertainties and factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017 and our other reports filed with the Securities and Exchange Commission, could cause our actual results to differ materially from those projected in any forward-looking statements we make. We assume no obligation to update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Contacts:
Americold Realty Trust
Investor Relations
Telephone: 678-459-1959
Email: investor.relations@americold.com

Americold Realty Trust and Subsidiaries
Consolidated Balance Sheets
(In thousands, except shares and per share amounts)
	December 31,
	2017	2016
Assets
Property, plant, and equipment:
Land	$389,443	$384,855
Buildings and improvements	1,865,727	1,765,991
Machinery and equipment	555,453	532,855
	2,810,623	2,683,701
Accumulated depreciation and depletion	(1,010,903)	(923,686)
Property, plant, and equipment – net	1,799,720	1,760,015
Capitalized leases:
Buildings and improvements	16,827	16,827
Machinery and equipment	59,389	41,831
	76,216	58,658
Accumulated depreciation	(41,051)	(34,607)
Capitalized leases – net	35,165	24,051
Cash and cash equivalents	48,873	22,834
Restricted cash	21,090	40,096
Accounts receivable – net of allowance of $4,961 and $4,072 at December 31, 2017and 2016, respectively	200,354	199,751
Identifiable intangible assets – net	26,645	24,254
Goodwill	188,169	186,805
Investments in partially owned entities	15,942	22,396
Other assets	59,287	47,429
Total assets	$2,395,245	$2,327,631
Liabilities, Series B Preferred Shares and shareholders’ deficit
Liabilities:
Borrowings under revolving line of credit	$—	$28,000
Accounts payable and accrued expenses	241,259	210,469
Construction loan - net of deferred financing costs of $179 at December 31, 2017	19,492	—
Mortgage notes and term loans - net of discount and deferred financing costs of $31,996 and $35,916, in the aggregate, at December 31, 2017 and 2016, respectively	1,721,958	1,652,425
Sale-leaseback financing obligations	121,516	123,616
Capitalized lease obligations	38,124	27,932
Unearned revenue	19,196	17,863
Pension and postretirement benefits	16,756	21,799
Deferred tax liability - net	21,940	23,055
Multi-Employer pension plan withdrawal liability	9,134	—
Total liabilities	2,209,375	2,105,159
Commitments and Contingencies
Preferred shares of beneficial interest, $0.01 par value – authorized 375,000 Series B Cumulative Convertible Voting and Participating Preferred Shares; aggregate liquidation preference of $375,000; 375,000 shares issued and outstanding at December 31, 2017 and 2016	372,794	371,927
Shareholders’ deficit:
Preferred shares of beneficial interest, $0.01 par value – authorized 1,000 Series A Cumulative Non-Voting Preferred Shares; aggregate liquidation preference of $125; 125 shares issued and outstanding at December 31, 2017 and 2016	—	—
Common shares of beneficial interest, $0.01 par value – authorized 250,000,000 shares; 69,370,609 shares issued and outstanding at December 31, 2017 and 2016	694	694
Paid-in capital	394,082	392,591
Accumulated deficit and distributions in excess of net earnings	(581,470)	(532,196)
Accumulated other comprehensive loss	(230)	(10,544)
Total shareholders’ deficit	(186,924)	(149,455)
Total liabilities, Series B Preferred Shares and shareholders’ deficit	$2,395,245	$2,327,631

Consolidated Statements of Operations
(In thousands, except per share amounts)
	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenues:
Rent, storage, and warehouse services revenues	$297,598	$290,994	$1,145,662	$1,080,867
Third-party managed services	63,628	64,390	242,189	252,411
Transportation services	38,405	36,969	146,070	147,004
Other revenues	2,089	2,209	9,666	9,717
Total revenues	401,720	394,562	1,543,587	1,489,999
Operating expenses:
Rent, storage, and warehouse services cost of operations	203,669	198,817	797,334	766,822
Third-party managed services cost of operations	60,485	59,916	229,364	237,597
Transportation services cost of operations	35,188	33,114	133,120	132,586
Cost of operations related to other revenues	2,011	1,764	9,664	7,349
Depreciation, depletion, and amortization	29,545	29,817	116,741	118,571
Selling, general and administrative	26,855	28,080	104,640	100,238
Impairment of long-lived assets	700	9,820	9,473	9,820
Multi-Employer pension plan withdrawal expense	—	—	9,167	—
Total operating expenses	358,453	361,328	1,409,503	1,372,983

Operating income	43,267	33,234	134,084	117,016

Other (expense) income:
(Loss) income from partially owned entities	(21)	977	(1,363)	(128)
Impairment of partially owned entities	—	—	(6,496)	—
Interest expense	(29,665)	(29,274)	(114,898)	(119,552)
Interest income	289	177	1,074	708
Loss on debt extinguishment and modification	—	—	(986)	(1,437)
Foreign currency exchange gain (loss)	279	2,930	(3,591)	464
Other (expense) income, net	(237)	1,312	918	2,142
Income (loss) before income tax and gain (loss) from sale of real estate, net of tax	13,912	9,356	8,742	(787)
Income tax (expense) benefit:
Current	(5,317)	213	(13,051)	(6,465)
Deferred	(721)	(2,812)	3,658	586
Total income tax expense	(6,038)	(2,599)	(9,393)	(5,879)
Income (loss) before gain (loss) from sale of real estate, net of tax	7,874	6,757	(651)	(6,666)
Gain from sale of real estate, net of tax	126	5,602	43	11,598
Net income (loss)	$8,000	$12,359	$(608)	$4,932
Less distributions on preferred shares of beneficial interest - Series A	(8)	(8)	(16)	(16)
Less distributions on preferred shares of beneficial interest - Series B	(7,110)	(7,110)	(28,436)	(28,436)
Less accretion on preferred shares of beneficial interest – Series B	(210)	(229)	(867)	(936)
Net income (loss) attributable to common shares of beneficial interest	$672	$5,012	$(29,927)	$(24,456)

Weighted average common shares outstanding – basic	70,051	69,923	70,022	69,890
Weighted average common shares outstanding – diluted	109,918	106,272	70,022	69,890

Net income (loss) per common share of beneficial interest - basic	$0.01	$0.07	$(0.43)	$(0.35)
Net income (loss) per common share of beneficial interest - diluted	$0.01	$0.05	$(0.43)	$(0.35)

Distributions declared per common share of beneficial interest	$0.07	$0.14	$0.29	$0.29

Revenue and Contribution by Segment
(In thousands)
	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Segment revenues:
Warehouse	$297,598	$290,994	$1,145,662	$1,080,867
Third-Party Managed	63,628	64,390	242,189	252,411
Transportation	38,405	36,969	146,070	147,004
Quarry	2,089	2,209	9,666	9,717
Total revenues	401,720	394,562	1,543,587	1,489,999

Segment contribution:
Warehouse	93,930	92,175	348,328	314,045
Third-Party Managed	3,143	4,474	12,825	14,814
Transportation	3,217	3,855	12,950	14,418
Quarry	77	447	2	2,368
Total segment contribution	100,367	100,951	374,105	345,645

Reconciling items:
Depreciation, depletion, and amortization	(29,545)	(29,817)	(116,741)	(118,571)
Impairment of long-lived assets	(306)	(9,820)	(9,473)	(9,820)
Multi-Employer pension plan withdrawal expense	(394)	—	(9,167)	—
Selling, general and administrative	(26,855)	(28,080)	(104,640)	(100,238)
Loss from partially owned entities	(21)	977	(1,363)	(128)
Impairment of partially owned entities	—	—	(6,496)	—
Interest expense	(29,665)	(29,274)	(114,898)	(119,552)
Interest income	289	177	1,074	708
Loss on debt extinguishment and modification	—	—	(986)	(1,437)
Foreign currency exchange gain (loss)	279	2,930	(3,591)	464
Other income, net	(237)	1,312	918	2,142
Income (loss) before income tax and gain (loss) from sale of real estate, net of tax	$13,912	$9,356	$8,742	$(787)
We view and manage our business through three primary business segments—warehouse, third-party managed and transportation. Our core business is our warehouse segment, where we provide temperature-controlled warehouse storage and related handling and other warehouse services. In our warehouse segment, we collect rent and storage fees from customers to store their frozen and perishable food and other products within our real estate portfolio. We also provide our customers with handling and other warehouse services related to the products stored in our buildings that are designed to optimize their movement through the cold chain, such as the placement of food products for storage and preservation, the retrieval of products from storage upon customer request, blast freezing, case-picking, kitting and repackaging and other recurring handling services.
Under our third-party managed segment, we manage warehouses on behalf of third parties and provide warehouse management services to several leading food retailers and manufacturers in customer-owned facilities, including some of our largest and longest-standing customers. We believe using our third-party management services allows our customers to increase efficiency, reduce costs, reduce supply-chain risks and focus on their core businesses. We also believe that providing third-party management services to many of our key customers underscores our ability to offer a complete and integrated suite of services across the cold chain.
In our transportation segment, we broker and manage transportation of frozen and perishable food and other products for our customers. Our transportation services include consolidation services (i.e., consolidating a customer’s products with those of other customers for more efficient shipment), freight under management services (i.e., arranging for and overseeing transportation of customer inventory) and dedicated transportation services, each designed to improve efficiency and reduce transportation and logistics costs to our customers. We provide these transportation services at cost plus a service fee or, in the case of our consolidation services, we charge a fixed fee.
We also operate a limestone quarry on the land we own around our Carthage, Missouri warehouse, which contains substantial limestone deposits. We do not view the operation of the quarry as an integral part of our business.

Reconciliation of Net Earnings to FFO, Core FFO, and AFFO
(In thousands)
	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net income (loss)	$8,000	$12,359	$(608)	$4,932
Adjustments:
Real estate related depreciation	22,041	21,694	86,478	85,645
Net (gain) loss on sale of depreciable real estate	(126)	(5,394)	(43)	(11,104)
Impairment charges on certain real estate assets	700	9,820	9,473	9,820
Real estate depreciation on China JV	302	196	1,183	1,268
Funds from operations	30,917	38,675	96,483	90,561
Less distributions on preferred shares of beneficial interest	(7,118)	(7,118)	(28,452)	(28,452)
Funds from operations attributable to common shareholders	$23,799	$31,557	$68,031	$62,109
Adjustments:
Net (gain) loss on sale of non-real estate assets	(168)	375	(599)	464
Severance and reduction in workforce costs (a)	85	279	516	900
Terminated site operations costs (b)	502	(186)	2,677	6
Strategic alternative costs (c)	3,770	2,335	8,136	4,666
Litigation settlements	—	89	—	89
Impairment of partially owned entities (d)	—	—	6,496	—
Loss on debt extinguishment and modification	—	—	986	1,437
Inventory asset impairment	—	—	2,108	—
Foreign currency exchange (gain) loss	(279)	(2,930)	3,591	(464)
Excise tax settlement	4,984	—	4,984	—
Multi-Employer pension plan withdrawal expense	—	—	9,167	—
Core FFO applicable to common shareholders	$32,693	$31,519	$106,093	$69,207
Adjustments:
Amortization of loan costs and debt discounts	2,215	1,964	8,604	7,193
Amortization of below/above market leases	37	37	151	196
Straight-line net rent	3	(55)	101	(564)
Deferred income taxes expense (benefit)	721	2,812	(3,658)	(586)
Stock-based compensation expense (e)	598	4,486	2,358	6,436
Non-real estate depreciation and amortization	7,505	8,123	30,264	32,926
Non-real estate depreciation and amortization on China JV	155	104	609	762
Recurring maintenance capital expenditures (f)	(19,915)	(20,651)	(49,906)	(44,445)
Adjusted FFO applicable to common shareholders	$24,012	$28,339	$94,616	$71,125

(a)	Represents one-time severance from prior management team and reduction in workforce costs associated with exiting or selling non-strategic warehouses.
(b)
Represents repair expenses incurred to return leased sites to their original physical state at lease inception in connection with the termination of the applicable underlying lease. These terminations were part of our strategic efforts to exit or sell non-strategic warehouses as opposed to ordinary course lease expirations. Repair and maintenance expenses associated with our ordinary course operations are reflected as operating expenses on our statement of operations.

(c)	Represents one-time operating costs associated with our review of strategic alternatives prior to the IPO.
(d)
For 2017, represents an impairment charge related to our investment in the China JV based on a determination that the recorded investment was no longer recoverable from the projected future cash distributions we expect to receive from the China JV.

(e)	Represents stock-based compensation expense related to equity awards under our pre-IPO equity incentive plans.
(f)
Recurring maintenance capital expenditures include capital expenditures made to extend the life of, and provide future economic benefit from, our existing temperature-controlled warehouse network and its existing supporting personal property and information technology.

Reconciliation of Net Earnings to EBITDA and Core EBITDA
(In thousands)
	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net income (loss)	$8,000	$12,359	$(608)	$4,932
Adjustments:
Depreciation, depletion and amortization	29,545	29,817	116,741	118,571
Interest expense	29,665	29,274	114,898	119,552
Income tax expense	6,038	2,599	9,393	5,879
EBITDA	$73,248	$74,049	$240,424	$248,934
Adjustments:
Severance and reduction in workforce costs (a)	85	279	516	900
Terminated site operations cost (b)	502	(186)	2,677	6
Strategic alternative costs (c)	3,770	2,335	8,136	4,666
Litigation settlements	—	89	—	89
Loss from partially owned entities	21	(977)	1,363	128
Non-recurring impairment of partially owned entities (d)	—	—	6,496	—
Impairment of inventory and long-lived assets	700	9,820	11,581	9,820
Loss (gain) on foreign currency exchange	(279)	(2,930)	3,591	(464)
Stock-based compensation expense (e)	598	4,486	2,358	6,436
Loss on debt extinguishment and modification	—	—	986	1,437
Loss (gain) on real estate and other asset disposals	65	(5,000)	(150)	(10,590)
Multi-Employer pension plan withdrawal expense	—	—	9,167	—
Core EBITDA	$78,710	$81,965	$287,145	$261,362

(a)	Represents one-time severance from prior management team and reduction in workforce costs associated with exiting or selling non-strategic warehouses.
(b)
Represents repair expenses incurred to return leased sites to their original physical state at lease inception in connection with the termination of the applicable underlying lease. These terminations were part of our strategic efforts to exit or sell non-strategic warehouses as opposed to ordinary course lease expirations. Repair and maintenance expenses associated with our ordinary course operations are reflected as operating expenses on our statement of operations.

(c)	Represents one-time operating costs associated with our review of strategic alternatives prior to the IPO.
(d)
Represents an impairment charge related to our investment in the China JV based on a determination that the recorded investment was no longer recoverable from the projected future cash distributions we expect to receive from the China JV. We did not receive any cash distributions from the China JV since the formation of the joint venture.

(e)	Represents stock-based compensation expense related to equity awards under our pre-IPO equity incentive plans.

Notes and Definitions
We calculate funds from operations, or FFO, in accordance with the standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as net income or loss determined in accordance with U.S. GAAP, excluding extraordinary items as defined under U.S. GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus specified non-cash items, such as real estate asset depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We believe that FFO is helpful to investors as a supplemental performance measure because it excludes the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, FFO can facilitate comparisons of operating performance between periods and among other equity REITs.

We calculate core funds from operations, or Core FFO, as FFO adjusted for the effects of gain or loss on the sale of non-real estate assets, severance and reduction in workforce costs, terminated site operations costs, expenses related to our review of the strategic alternatives for our company prior to the IPO, litigation settlements, non-recurring impairment charges arising from our joint venture in China, or the China JV, and impairment of partially owned entities, loss on debt extinguishment and modification, inventory asset impairment charges, foreign currency exchange gain or loss, excise tax settlement and multi-employer pension plan withdrawal expense. We believe that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to our core business operations. We believe Core FFO can facilitate comparisons of operating performance between periods, while also providing a more meaningful predictor of future earnings potential.

However, because FFO and Core FFO add back real estate depreciation and amortization and do not capture the level of recurring maintenance capital expenditures necessary to maintain the operating performance of our properties, both of which have material economic impacts on our results from operations, we believe the utility of FFO and Core FFO as a measure of our performance may be limited.

We calculate adjusted funds from operations, or Adjusted FFO, as Core FFO adjusted for the effects of amortization of loan costs, debt discounts and above or below market leases, straight-line rent, provision or benefit from deferred income taxes, stock-based compensation expense from grants of stock options and restricted stock units under our equity incentive plans, non-real estate depreciation, depletion or amortization (including in respect of the China JV), and recurring maintenance capital expenditures. We believe that Adjusted FFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments in our business and to assess our ability to fund distribution requirements from our operating activities.

FFO, Core FFO and Adjusted FFO are used by management, investors and industry analysts as supplemental measures of operating performance of equity REITs. FFO, Core FFO and Adjusted FFO should be evaluated along with U.S. GAAP net income and net income per diluted share (the most directly comparable U.S. GAAP measures) in evaluating our operating performance. FFO, Core FFO and Adjusted FFO do not represent net income or cash flows from operating activities in accordance with U.S. GAAP and are not indicative of our results of operations or cash flows from operating activities as disclosed in our consolidated statements of operations included elsewhere in this report on Form 10-K. FFO, Core FFO and Adjusted FFO should be considered as supplements, but not alternatives, to our net income or cash flows from operating activities as indicators of our operating performance. Moreover, other REITs may not calculate FFO in accordance with the NAREIT definition or may interpret the NAREIT definition differently than we do. Accordingly, our FFO may not be comparable to FFO as calculated by other REITs. In addition, there is no industry definition of Core FFO or Adjusted FFO and, as a result, other REITs may also calculate Core FFO or Adjusted FFO, or other similarly-captioned metrics, in a manner different than we do. The table above reconciles FFO, Core FFO and Adjusted FFO to net income, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.

We calculate EBITDA as earnings before interest expense, taxes, depreciation, depletion and amortization. EBITDA is a measure commonly used in our industry, and we present EBITDA to enhance investor understanding of our operating performance. We believe that EBITDA provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and useful life of related assets among otherwise comparable companies.

We also calculate our Core EBITDA as EBITDA adjusted for impairment charges on intangible and long-lived assets, gain or loss on depreciable real property asset disposals, severance and reduction in workforce costs, terminated site operations costs, expenses related to our review of the strategic alternatives for our company prior to this offering, litigation settlements, loss on debt extinguishment and modification, stock-based compensation expense, foreign currency exchange gain or loss, loss on partially owned entities, impairment of partially owned entities, and multi-employer pension plan withdrawal expense. We believe that the presentation of Core EBITDA provides a measurement of our operations that is meaningful to investors because it excludes the effects of certain items that are otherwise included in EBITDA but which we do not believe are indicative of our core business operations. EBITDA and Core EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA and Core EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA and Core EBITDA as alternatives to net income or cash flows from operating activities determined in accordance with U.S. GAAP. Our calculations of EBITDA and Core EBITDA have limitations as analytical tools, including:

•	these measures do not reflect our historical or future cash requirements for recurring maintenance capital expenditures or growth and expansion capital expenditures;

•	these measures do not reflect changes in, or cash requirements for, our working capital needs;

•	these measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;

•	these measures do not reflect our tax expense or the cash requirements to pay our taxes; and

•
although depreciation, depletion and amortization are non-cash charges, the assets being depreciated, depleted and amortized will often have to be replaced in the future and these measures do not reflect any cash requirements for such replacements.

We use EBITDA and Core EBITDA as measures of our operating performance and not as measures of liquidity. The table above reconciles EBITDA and Core EBITDA to net income, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.